Exhibit 99(a)

Windstream Announces Increase in the Amount of Notes to be Accepted in its Cash Tender Offer
for 7.875% Senior Notes due 2017

Release date: March 29, 2016

LITTLE ROCK, Ark.  - Windstream Holdings, Inc. (Nasdaq: WIN) announced today that its direct, wholly-owned subsidiary, Windstream Services, LLC (Windstream), has increased the maximum aggregate principal amount of notes it may purchase in the previously announced cash tender offer (the “Tender Offer”) for the 7.875% senior notes due in 2017 (CUSIP 97381WAJ3) (the “Notes”), issued by Windstream and Windstream Finance Corp, from $350,000,000 to $441,096,000. As of 5:00 p.m., Eastern Time, on March 28, 2016 (the “Early Tender Deadline”), $441,096,000 aggregate principal amount of Notes had been validly tendered and not validly withdrawn in the Tender Offer. Windstream Services will accept for payment, on March 29, 2016, all Notes validly tendered and not validly withdrawn prior to the Early Tender Deadline, subject to satisfaction of the conditions of the Tender Offer. No additional Notes will be accepted for tender in the Tender Offer.

The Tender Offer is being made pursuant to the terms and conditions set forth in the offer to purchase, dated March 14, 2016, and the related letter of transmittal (as they may each be amended or supplemented from time to time, the “Offer to Purchase”). Aside from the increase in the maximum amount of Notes accepted, and the corresponding financing condition, all other terms of the Tender Offer remain unchanged. Holders are urged to read the Offer to Purchase and related documents carefully before making any decision with respect to the Tender Offer. Holders of Notes must make their own decisions as to whether to tender their Notes, and if they decide to do so, the principal amount of the Notes to tender.

The settlement for the Notes validly tendered and not withdrawn on or before the Early Tender Deadline and accepted for purchase by Windstream is expected to take place on March 29, 2016. Holders whose Notes are accepted for purchase will receive the total consideration of $1,082.50 per $1,000 principal amount of the Notes (which includes a $30.00 early tender payment), plus accrued and unpaid interest to, but excluding, the purchase date.

The Tender Offer will expire at 11:59 p.m., Eastern Time, on April 11, 2016, unless extended (such date and time, as the same may be extended, the “Expiration Time”). The withdrawal deadline of 5:00 p.m., Eastern Time, on March 28, 2016 (the “Withdrawal Deadline”) and the Early Tender Deadline have passed and have not been extended.

Windstream expects to fund the purchase of the Notes tendered from the proceeds of an incremental term loan under its existing senior secured credit facility. Windstream’s obligation to accept for payment and pay for any Notes validly tendered (and not validly withdrawn) pursuant to the Tender Offer is conditioned upon the satisfaction or waiver of certain conditions, including a condition that Windstream raise at least $441,096,000 in gross proceeds from a new debt financing.

Windstream has engaged J.P. Morgan Securities LLC as Dealer Manager for the Tender Offer. Persons with questions regarding the Tender Offer should contact J.P. Morgan Securities LLC at (212) 834-4811 or (866) 834-4666. Requests for copies of the Offer to Purchase or other tender offer materials may be directed to Ipreo LLC, the Information Agent for the Tender Offer, at (888) 593-9546 or (212) 849-3880. Neither the Company, the Dealer Manager, the Information Agent, the Depositary nor any other person makes any recommendation as to whether holders of Notes should tender their Notes, and no one has been authorized to make such a recommendation.

This press release is for informational purposes only and does not constitute a notice of redemption with respect to or an offer to purchase or sell (or a solicitation of an offer to purchase or sell) any securities, including the Notes. The Tender Offer is being made solely pursuant to the Offer to Purchase. The Tender Offer is not being made to holders of Notes in any jurisdiction in which the making of or acceptance of a tender offer would not be in compliance with the laws of such jurisdiction.

About Windstream

Windstream (NASDAQ: WIN), a FORTUNE 500 company, is a leading provider of advanced network communications and technology solutions for consumers, small businesses, enterprise organizations and carrier partners across the U.S. Windstream offers bundled services, including broadband, security solutions, voice and digital TV to consumers. The company also provides data, cloud solutions, unified communications and managed services to business and enterprise clients. The company supplies core transport solutions on a local and long-haul fiber-optic network spanning approximately 125,000 miles. Additional information is available at windstream.com. Please visit our newsroom at news.windstream.com or follow us on Twitter at @WindstreamNews.